Exhibit 3.48

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

ALBERTSON’S LLC

FIRST:	The name of the limited liability company is Albertson’s LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.

THIRD:	The name of its registered agent at the above address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this first day of June, 2006.

By:	/s/ Colleen R. Batcheler
Name:	Colleen R. Batcheler
Title:	Authorized Person